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Exhibit 99.1

Press Release

For More Information, Call:

July 22, 2004

GAYLA J. DELLY
CHIEF FINANCIAL OFFICER
(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS RECORD SALES
AND RECORD EARNINGS FOR SECOND QUARTER 2004

ANGLETON, TX, JULY 22, 2004—Benchmark Electronics, Inc., (NYSE: BHE) a leading contract manufacturing provider, announced sales revenue of $491 million for the quarter ended June 30, 2004, compared to $449 million for the same quarter last year. Second quarter net income was $17.6 million, or $0.42 per diluted share. In the comparable period last year, net income was $11.8 million, or $0.31 per diluted share.

"The Benchmark team has once again delivered solid performance and results. Our flexibility and execution have enabled us to continue to perform well and attract additional opportunities, amidst a technology marketplace that has recently shown mixed indicators," commented Cary T. Fu, President of Benchmark Electronics, Inc.

Second Quarter 2004 Financial Highlights

  •
  Operating margin of 4.7%.

  •
  Return on invested capital of 14%.

  •
  Revenues from top customer represented 32% of total revenues.

  •
  Cash balance at June 30, 2004 of $312 million.

  •
  No bank debt outstanding as of June 30, 2004.

  •
  Accounts receivable remained consistent during the quarter at $231 million.

  •
  Calculated days sales outstanding decreased to 42 days for the quarter.

  •
  Inventories increased by $7 million during the quarter to $277 million.

  •
  Inventory turns decreased to 6.5 times.

Third Quarter 2004 Guidance

  •
  Revenue in the third quarter of 2004 is expected to be between $485 million and $505 million.

  •
  Earnings per share for the third quarter of 2004 are expected to be $0.38 to $0.43 per diluted share.

Forward-Looking Statements

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words "expect," "estimate," "anticipate," "predict," and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, customer actions and the other factors discussed in Benchmark's Form 10-K for the year ended December 31, 2003 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment. Benchmark's global operations include facilities in eight countries. Benchmark's Common Stock trades on the New York Stock Exchange under the symbol BHE.

A conference call hosted by Benchmark management will be held today at 10:00 am CDT to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

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Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statements of Income
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net sales	$491,392	448,948	972,358	897,418
Cost of sales	453,043	412,024	896,852	824,889

Gross profit	38,349	36,924	75,506	72,529
Selling, general and administrative expenses	15,330	16,442	31,051	32,914
Contract settlement	—	—	—	(8,108)

Operating income	23,019	20,482	44,455	47,723
Other income (expense):
Interest expense	(394)	(2,349)	(1,159)	(4,919)
Other	1,321	(148)	1,754	668

Total other income (expense), net	927	(2,497)	595	(4,251)

Income before income taxes	23,946	17,985	45,050	43,472
Income tax expense	6,390	6,233	12,299	14,389

Net income	$17,556	11,752	32,751	29,083

Numerator for basic earnings per share — net income	$17,556	11,752	32,751	29,083
Interest expense on 6% convertible debt, net of tax	—	786	—	1,610

Numerator for diluted earnings per share	$17,556	12,538	32,751	30,693

Denominator for basic earnings per share — weighted average number of common shares outstanding during the period	41,047	36,966	41,001	36,866
Incremental common shares attributable to exercise of outstanding dilutive options	1,121	1,179	1,325	1,302
Incremental common shares attributable to conversion of 6% convertible debt	—	2,993	—	2,993

Denominator for diluted earnings per share	42,168	41,138	42,326	41,161

Earnings per share:
Basic	$0.43	0.32	0.80	0.79

Diluted	$0.42	0.31	0.77	0.75

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet
June 30, 2004
(Amounts in Thousands)
(UNAUDITED)

Assets
Current assets:
Cash	$311,748
Accounts receivable, net	230,754
Inventories, net	277,105
Other current assets	30,229

Total current assets	849,836
Property, plant and equipment, net	74,240
Other assets, net	5,928
Goodwill, net	113,490

Total assets	$1,043,494

Liabilities and Shareholders' Equity
Current liabilities:
Current installments of other long-term debt	$18
Accounts payable	252,956
Other current liabilities	81,758

Total current liabilities	334,732
Other long-term debt, excluding current installments	2
Other long-term liabilities	8,244
Shareholders' equity	700,516

Total liabilities and shareholders' equity	$1,043,494

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BENCHMARK ELECTRONICS REPORTS RECORD SALES AND RECORD EARNINGS FOR SECOND QUARTER 2004
Benchmark Electronics, Inc. and Subsidiaries Consolidated Statements of Income (Amounts in Thousands, Except Per Share Data) (UNAUDITED)
Benchmark Electronics, Inc. and Subsidiaries Condensed Consolidated Balance Sheet June 30, 2004 (Amounts in Thousands) (UNAUDITED)